Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-179608, 333-188691, 333-194847, 333-198579, 333-202852, 333-210393 and 333-216906 on Form S-8, and Registration Statement No. 333-214600 on Form S-3 of our reports dated March 16, 2018, relating to the financial statements of Synacor, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in this Annual Report on Form 10-K of Synacor, Inc. for the year ended December 31, 2017.

/s/   Deloitte & Touche LLP

Williamsville, New York

March 16, 2018